GenesisAI

The Global AI Network. Buy and sell AI technologies at scale.



Invest

$493 minimum investment

DEADLINE: January 12, 2024

in 2 months

SHARE PRICE

$4.25

TOTAL RAISED

$568,637

VALUATION

$204,837,084

4(a)(6) offering provided by Netcapital Funding Portal Inc.

Pitch Updates Discussion

INTRODUCTION

Previously raised on Netcapital: $3.8M*

*Previous Reg CF offerings. This includes offerings conducted on different terms from the current offering. Please see the offering document for additional information.



"We would like to lay a foundation for the creation of Artificial General Intelligence and smash the current oligopolistic system of a few large companies basically owning all the AI."

Archil Cheishvili

CEO @ GenesisAI

DEAL HIGHLIGHTS

- Harvard alum. Work experience at Salesforce and Bridgewater Associates.
- Globally recognized investors and advisors with multi-billion-dollar exits, including former Dean of MIT Engineering and Harvard/MIT professors.
- $4.8 million previously raised from 4,200+ investors.
- The market for AI services is estimated to reach $2.8 trillion by 2030.
- If we achieve our vision, we believe GenesisAI has the potential to become one of the most valuable technologies of all time.
- A global AI network that just works.

TEAM



Archil Cheishvili

CEO & Business Development

Economics, Harvard University. Previous experience at Bridgewater Associates. Serial entrepreneur. Recognized by media outlets including the New York Post, Forbes, and Yahoo Finance.



Artiom Bell

Senior Software Engineer

Software Engineer at Salesforce for 5 years Previously Software Engineer at American Express B.S in Computer Engineering.

ADVISORS



Professor Thomas Magnanti
Former Dean of Engineering, MIT
Institute Professor, MIT

Former Dean of Engineering at MIT. Institute Professor. Founding Director of the Singapore-MIT Alliance for Research and Technology (SMART).



Neil Flanzraich
Lead Independent Director, Chipotle
Former President of Ivax Corporation

Lead Independent Director of Chipotle. Former President of Ivax Corporation (acq. by Teva for $10B). Executive Committee member of Syntex Corporation (sold to Roche Holdings for $5.3 B).



Travis May
CEO, Datavant
Founder & CEO, LiveRamp

Former CEO of LiveRamp (acq. by Acxiom for $310 mil). CEO of Datavant. Forbes 30 Under 30.



Andy Wu
Assistant Professor, Harvard Business School

Assistant Professor of Business Administration at Harvard Business School in Strategy unit. Ph.D. in Applied Economics from The Wharton School. S.B from MIT.



Ed Simnett
Former Head of Product Strategy, Microsoft

MBA from Harvard Business School, previously Director of strategy and business development at Nokia. Operating Partner, Battery Road Digital



Professor Elie Ofek
Professor, Harvard Business School
PhD in Business Administration, Stanford

Professor of Business Administration in the Marketing unit at Harvard Business School. Development engineer at IBM Research.

RECOMMENDATIONS



"GenesisAI is fighting back against AI oligopolies by creating the first, open access, marketplace of AI that does not exclude or discriminate against anyone. Its benefits will be shared by all."

-Neil Flanzraich
Investor in GenesisAI. Lead Independent Director of Chipotle. Former President of Ivax Corporation (acq. by Teva for $10B). Executive Committee Member of Syntex Corporation (sold to Roche Holdings for $5.3 B).

PROBLEM

When we were developing Palatine Analytics (a startup selling AI-powered employee performance monitoring systems), we learned that AI development is hindered by these fundamental problems:

- AI development is expensive.
- Independent AI developers can neither monetize nor share their code.
- Today, there are only around 10,000 AI developers in the world. Most companies cannot afford to hire their own team of AI engineers to create in-house AIs, nor do they have enough technical capabilities to correctly determine from which open-source APIs to grab existing AI code.

Astoundingly, there is no way for AIs to exchange data, learn from each other, leverage their capabilities, and trade services — let alone judge the quality of AIs (there is no reputation system). AIs are operating in a closed environment.

SOLUTION

So we built GenesisAI.

GenesisAI is a Machine Learning protocol. On top of this protocol, we are building a marketplace for AI products and services. The marketplace, which includes a built-in reputation system, may connect companies in need of AI services, data, and models with companies interested in monetizing their AI tech. Initially, GenesisAI was focused on the asset management space.

In September 2023, we launched an email marketing tool that allows marketers to send tens of thousands of emails a day using a custom mail server. The goal is to build a hyper-personalized mass email-sending solution using generative AI. We're preparing to list it on our AI marketplace, and we're pleased to note that it's already garnered interest from paying customers.

MARKET


Market
Size
2020
2030
$210B
$2.8T
Source: Transparency Market Research

The AI service market is projected to reach $2.8 trillion by 2030 (Transparency Market Research, 2021).

Companies want this.

We launched the GenesisAI product and are generating revenue. We have around 2,000 registered users on the platform. Over 35 AI models deployed.

WHY INVEST?

All in all, if you believe in supporting our mission, join us and help us enable anyone in the world to access AI.

- Large corporations may no longer be the only entities able to develop and utilize AI. We believe in making AI accessible: "for the people, by the people."
- By linking AI services with each other and increasing the supply of AI services, GenesisAI may provide a web platform that offers low-cost AI services. This may make AI technology more efficient and affordable for businesses.
- Our technology may enable different AIs to communicate with each other, exchange data and trade services. Anyone may develop and purchase AI services.

Invest to help us further develop our promising technology. The time is now.

FREQUENTLY ASKED QUESTIONS

What does your company do?

We allow you to buy that top-of-the-line natural language processing technology that your company always wanted rather than building it yourself. You don't need a team of AI experts to use AI to your advantage -- just buy the software on our marketplace. We provide an efficiency boost to the market as a whole by making AI accessible and usable for numerous various-sized businesses.

Where will your company be in 5 years?

We hope to abstract beyond the technical expertise needed to implement AI and allow companies with no technical knowledge to tap into the benefits of this wonderful technology. Our goal is to get rid of an oligopolistic system where a few large tech companies hold a strong majority of the AI industry, and we hope to be significantly closer to this vision in five years.

Why did you choose this idea?

We would like to lay a foundation for the creation of Artificial General Intelligence and smash the current oligopolistic system of a few large companies basically owning all the AI.

How do you make money?

We plan to provide the protocol that allows people to make transactions on the platform, and we plan to take a small percentage of the transaction value. Our revenue forecasts are based on a transaction fee of 30%, which is likely to be the final value we will charge. This charge is very low if we compare it with how much money you would spend in marketing to get the same transaction volume you are getting on GenesisAI.

Can you make an example of AI interoperability (when you say that simple AI services can be combined to perform more complex services?

Say Node A (a hotel) pays Node B to get a summary of customer behavior depending on different variables and recommendations to increase the customer base. Node B can pay Node C for a service that uses pattern recognition to recognize the hotel's customer behavior and customer pain points. After receiving the output from Node C, Node B can use the input from Node C to come up with promotions that address the main pain points.

How do you solve privacy issues (companies not wanting to send sensitive data)?

Data will be encrypted in a way that machine learning code developers can still use it to train their codes without accessing sensitive information. No sensitive information will be shared with developers.

How will you use the capital you raise?

Our top priority is to build robust technology. The team plans to scale the platform as we expect the number of customers to quickly rise, requiring us to invest in scalable IT infrastructure. Our second priority is dealing with sales & marketing and spending all the resources that are necessary to find the best AI services, data providers, and clients.

When do you expect to generate revenues?

We are generating revenue. People want what we are building as we provide the value which is clearly communicated with users. Our detailed revenue forecast until 2025 can be found in our slide deck (attached), though projections are not guaranteed.

What is Artificial Intelligence?

In simple words, Artificial Intelligence is an area of computer science that tries to simulate human behavior in a machine. This concept is revolutionary because it starts from the assumption that a well-functioning AI code won't need any human direction. For example, if we run a big amount of online data to generate a market research on a particular industry, we won't have to tell the code which trends to analyze, but the code will recognize the trends for us.

What problem does GenesisAI solve?

There is no communication between AIs; there is no way for AIs to exchange data, trade services, learn from each other, or expand their own capabilities. We match unused resources (in-house developed AIs and open-source Github AI code) with companies in need of these resources. The connector of these two parties may unlock trillions of dollars in market value.

Why is your team uniquely qualified to solve this problem?

We believe our team has the right mix of what it takes to solve this problem: Founder studied at Harvard and have work experience in the AI industry and in companies like Bridgewater. Our advisor board includes advisors with multi-billion-dollar exits, and professors from Harvard and MIT.

What is the difference between AI and beneficial Artificial General Intelligence (AGI)?

Artificial General Intelligence is the final goal of everyone that works in the AI space. Narrow Artificial Intelligence is a code that performs a certain task, like image or speech recognition, which are two tasks typical of the human brain. AGI would come from the combination of all these narrow tasks, with the ultimate goal of creating a mastermind (the AGI) that is able to perform any task that our brain is able to perform (and more).

Why would companies not buy services directly from sellers' websites? Why do they need us?

By using our services, we expect companies will have access to a number of services that are currently out of their reach for network reasons, geographic reasons, or other reasons. When they access the marketplace, they can search for the service they want, and our system is designed to couple them with some existing provider, similar to how Uber matches drivers and riders. This system prevents companies from skipping us, because we plan to couple them with the service provider, and we anticipate they will rely on our platform to evaluate service quality and choose the most appropriate service from a numerous set of services.

How do you guarantee liquidity to equity investors?

We anticipate our first years of operations will focus on organic growth, revenue stabilization, and achieving breakeven. When these goals are achieved, we hope to start thinking about liquidity events that may be able to give investors the opportunity, if they want, to generate sizable returns (but cannot guarantee that).

CONNECT WITH US

- Medium
- YouTube
- LinkedIn
- Instagram
- TikTok
- Facebook
- Twitter

VIDEO TRANSCRIPTS

Here are the transcripts for the videos featured on this offering page.

USE OF PROCEEDS

If the offering's maximum amount of $3,044,972 is raised:

Use	Value	% of Proceeds
Unallocated Funds	$0	less than 0.1%
Payroll/reasearch and development	$1,611,595	52.9%
Sales and Marketing	$1,070,000	35.1%
Legal	$150,000	4.9%
Accounting	$64,173	2.1%
Intermediary fees	$149,204	4.9%

TERMS

This is an offering of Class A Common Stock, under registration exemption 4(a)(6), in GenesisAI Corporation. This offering must raise at least $10,000 by January 12, 2024 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. GenesisAI may issue additional securities to raise up to $3,044,972, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

48,913,425 shares
× $4.25 per share

$207,882,056 implied valuation

PITCH DECK

GenesisAI Pitch Deck

FINANCIALS

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on July 8, 2022
- Form C/A on July 8, 2022
- Form C/A on July 19, 2022
- Form C/A on August 3, 2022
- Form C/A on September 12, 2022
- Form C/A on November 7, 2022
- Form C/A on January 12, 2023
- Form C/A on January 19, 2023
- Form C/A on January 25, 2023
- Form C/A on February 21, 2023
- Form C/A on April 27, 2023
- Form C/A on June 8, 2023
- Form C/A on June 30, 2023
- Form C/A on August 29, 2023
- Form C/A on October 3, 2023
- Form C/A on October 31, 2023

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

> Website

UPDATES

Nov 27, 2023 • We just published an article on Medium...

Nov 23, 2023 • As we gather with our loved ones to celebrate...

Nov 21, 2023 • I've recently written a detailed article on our...

Nov 20, 2023 • GenesisAI was featured at Toolify. The article...

Nov 6, 2023 • I had an honor to be quoted in a book authored...

Nov 1, 2023 • GenesisAI CEO has been featured at very large...

Oct 31, 2023 • Filed Form C/A

Oct 29, 2023 • I am thrilled to announce that GenesisAI got...

Oct 25, 2023 • GenesisAI will be attending the Globalize...

Oct 13, 2023 — Here is a recording of the live webinar hosted...

Oct 10, 2023 — This is a reminder that GenesisAI will be...

Oct 9, 2023 — Senior Software Engineer Wanted: $1.5k Referral...

Oct 5, 2023 — GenesisAI will be hosting an investor webinar...

Oct 4, 2023 — I had the pleasure of presenting the new...

Oct 3, 2023 — Filed Form C/A

Sep 21, 2023 — We're thrilled to announce the launch of our...

Sep 20, 2023 — We're thrilled to announce the launch of our...

Sep 6, 2023 — We have raised $500k in the current round since...

Aug 29, 2023 — Filed Form C/A

Aug 18, 2023 — We recently published an in-depth article on...

Aug 11, 2023 — At GenesisAI, we are constantly striving to...

Jul 26, 2023 — In our recent blog post, we delve into the...

Jul 19, 2023 — We have raised around over $400k in the current...

Jul 14, 2023 — We published a recent blog post titled,...

Jul 11, 2023 — GenesisAI got featured on Benzinga. GenesisAI...

Jul 5, 2023 — Happy Independence Day

Jun 30, 2023 — Filed Form C/A

Jun 28, 2023 — We are continuing our series of blog posts...

Jun 23, 2023 — Dear GenesisAI Community, 1. Software Engineer...

Jun 8, 2023 • Filed Form C/A

May 25, 2023 • GenesisAI advances to the quarter-final at the...

Apr 27, 2023 • GenesisAI got featured on Benzinga - discussing...

Apr 27, 2023 • Filed Form C/A

Apr 26, 2023 • We have raised around over $300k in the current...

Apr 12, 2023 • I'm thrilled to announce our latest blog post:...

Apr 5, 2023 • Check out our latest blog post: "StartEngine...

Mar 23, 2023 • GenesisAI recently published an in-depth...

Mar 20, 2023 • I had a pleasure to be a guest at Just Not...

Mar 15, 2023 • We got a few questions from our stakeholders...

Mar 9, 2023 • I am excited to share with you a podcast that I...

Feb 21, 2023 • Filed Form C/A

Feb 8, 2023 • GenesisAI and Graze, recently hosted a webinar...

Feb 3, 2023 • We got a few questions about why we are raising...

Jan 30, 2023 • GenesisAI and Graze will be hosting a webinar...

Jan 25, 2023 • We got a few questions how to receive update...

Jan 25, 2023 • Filed Form C/A

Jan 24, 2023 • We will be hosting a webinar with Graze on...

Jan 19, 2023 • AI is probably the most transformational tech...

Jan 19, 2023 • Filed Form C/A

Jan 13, 2023 • We have raised around over $200k in the current...

Jan 12, 2023 • Filed Form C/A

Jan 4, 2023 • The buzz for generative AI has reached a fervor...

Jan 1, 2023 • Dear GenesisAI community, The GenesisAI team...

Dec 24, 2022 • Dear GenesisAI community, May this Christmas...

Dec 22, 2022 • I had the pleasure to be featured at They Got...

Dec 16, 2022 • OpenAI released ChatGPT which is #1 AI-powered...

Dec 14, 2022 • There are a few equity crowdfunding...

Dec 10, 2022 • On Dec 8th, we hosted a webinar. We made...

Dec 8, 2022 • GenesisAI is hosting a webinar this Thursday 12...

Dec 7, 2022 • This is a friendly reminder that GenesisAI and...

Dec 5, 2022 • Hello everyone! GenesisAI and ChipBrain invite...

Nov 30, 2022 • When it comes to investing, there are a lot of...

Nov 21, 2022 • In today's video, we will review Netcapital and...

Nov 11, 2022 • I had the pleasure to pitch GenesisAI to around...

Nov 9, 2022 • GenesisAI's CEO will be attending Equity...

Nov 7, 2022 • Filed Form C/A

Oct 31, 2022 • Last week's webinar recording is available. On...

Oct 27, 2022 • What do you think is the future of the economy?...

Oct 27, 2022 • GenesisAI will be presenting at the virtual...

Oct 24, 2022 • AI is transforming the world but how it is used...

Oct 21, 2022 • GenesisAI will be presenting at the virtual...

Oct 17, 2022 • AIs debating Youtube video. One of the most...

Oct 13, 2022 • Tech update. I am glad to see GenesisAI making...

Oct 10, 2022 • GenesisAI has successfully received a trademark...

Oct 4, 2022 • I am excited to announce that we are on G2! G2...

Sep 28, 2022 • Top 33 CEOs. I am honored to be named as United...

Sep 21, 2022 • We are thrilled to announce that we have...

Sep 16, 2022 • Feedback on GenesisAI. Today, I would like to...

Sep 12, 2022 • Top 100 CEOs. I am honored to be named as...

Sep 12, 2022 • Filed Form C/A

Sep 8, 2022 • AI use case survey. One of the biggest...

Sep 6, 2022 • Podcast on Youtube. I had the pleasure to speak...

Aug 30, 2022 • Last week's webinar recording is available. On...

Aug 26, 2022 • A major tech milestone has been achieved. We...

Aug 23, 2022 • GenesisAI Webinar will be tomorrow. On August...

Aug 17, 2022 • GenesisAI Webinar invitation. Next week, on...

Aug 15, 2022 • Major fundraising announcement. GenesisAI's...

Aug 11, 2022 • Major tech announcement. GenesisAI's AI API hub...

Aug 9, 2022 • Based on popular demand, we are having a...

Aug 4, 2022 • More tech announcement! Our engineering team...

Aug 3, 2022 • Filed Form C/A

Jul 27, 2022 • Our tech is getting better day by day. I am...

Jul 25, 2022 • Our funding campaign is off to a great start....

Jul 20, 2022 • Want to know what other people think about...

Jul 19, 2022 • Filed Form C/A

Jul 14, 2022 • I am thrilled to announce our next round of...

Jul 12, 2022 • Primary offering of 716,464 shares at $4.25

Jul 8, 2022 • Filed Form C/A

Jul 8, 2022 • Filed Form C

Jul 4, 2022 • Happy 4th, everyone! July 4th is arguably the...

Jun 27, 2022 • The wait has been too long! GenesisAI is...

May 30, 2022 • 1 day left to invest in GenesisAI on Dealmaker....

May 27, 2022 • I am glad to announce that the conference that...

May 25, 2022 • Last chance to invest in GenesisAI via...

May 23, 2022 • Dear GenesisAI community, 7 days left to...

May 19, 2022 • Today is one of the most important days in...

May 18, 2022 • We have around 400 people registered for our...

May 16, 2022 • I am glad to announce that we have around 300...

May 12, 2022 • Hello GenesisAI community, Archil, CEO of...

May 10, 2022 • Join us on May 19th, at 12 pm ET! We will be...

May 5, 2022 • Have you ever wondered how your grandparents...

May 3, 2022 • We deployed a technology that allows anyone in...

Apr 29, 2022 • Around a year ago we used to have around 6 AI...

Apr 25, 2022 • Hello GenesisAI community, It is my great...

Apr 22, 2022 • New hire! Former Software Engineer from Google!...

Apr 7, 2022 • Hello Friends, We got featured at Insidebigdata...

Mar 28, 2022 • GenesisAI got recognized as one of the most...

Mar 24, 2022 • Here is GenesisAI CEO's article published on...

Mar 21, 2022 • GenesisAI featured at a top startup growth blog...

Mar 18, 2022 • Hello GenesisAI community, We have some...

Feb 21, 2022 • Check out the article by CEO of GenesisAI on...

Feb 8, 2022 • Hello everyone, it is my great pleasure to...

Jan 10, 2022 • We are going to use Discord as a communication...

Dec 23, 2021 • GenesisAI team wishes you a Joyful Christmas...

Dec 15, 2021 • New Team member & Article in Entrepreneur!...

Nov 17, 2021 • Big product update! New Demo Video We have made...

Oct 27, 2021 • Hello GenesisAI community, GenesisAI is moving...

Oct 20, 2021 • I am thrilled to announce that GenesisAI got...

Jul 17, 2021 • Primary offering finalized, selling 232,726 shares

Jul 16, 2021	GenesisAI CEO featured in FORBES! The current...
Jul 15, 2021	Last chance to join the AI movement! Closing in...
Jul 13, 2021	Featured on Kalkine TV! Had a great interview...
Jul 12, 2021	Our current round closing in 5 days on July...
Jul 7, 2021	Tech Announcement! GenesisAI adds a translation...
Jul 4, 2021	Over $2M raised! Few days remaining to join the...
Jul 1, 2021	The average number of new monthly registrations...
Jun 28, 2021	Our technology is getting better a day by day....
Jun 21, 2021	Breaking $1M raised benchmark for the current...
Jun 17, 2021	Dear GenesisAI community, I am glad to have...
Jun 11, 2021	New video! Why we are building GenesisAI! In...
Jun 7, 2021	We got recognized as one of the top 3 AI...
Jun 3, 2021	Dear GenesisAI community We launched our...
May 31, 2021	Partnership Announcement! AEIDC & GenesisAI!...
Apr 30, 2021	Daily Finance nominated GenesisAI as a top...
Apr 28, 2021	GenesisAI presenting at 2021 Harvard University...
Apr 25, 2021	Over $400k raised in ~ 2 weeks! GenesisAI is...
Apr 19, 2021	GenesisAI's CEO speaking at Investor Connect...
Apr 12, 2021	GenesisAI is proud to announce that Ekoios has...
Apr 8, 2021	GenesisAI raises $1.3M+! Opening a new round to...

Apr 7, 2021 • Primary offering of 343,581 shares at $11.06

Mar 23, 2021 • Primary offering finalized, selling 422,532 shares

Dec 29, 2020 • Watch the recording of the webinar about AI and...

Dec 25, 2020 • Wishing you a Merry Christmas and a prosperous...

Dec 1, 2020 • GenesisAI is proud to announce that SmartClick...

Nov 23, 2020 • Presented at a premier venture conference -...

Nov 17, 2020 • Over $1.1M raised! We are moving forward and...

Nov 11, 2020 • I am thrilled to announce that the premier AI...

Nov 7, 2020 • Watch the recording of the webinar about AI and...

Nov 2, 2020 • GenesisAI featured in AE! I am glad to have...

Oct 29, 2020 • I would like to congratulate everyone that we...

Oct 26, 2020 • Netcapital published a blog post about us! AI...

Oct 20, 2020 • Every day we are becoming stronger and...

Oct 9, 2020 • GenesisAI video has over 135,000 views on...

Sep 30, 2020 • We broke the $600k raised mark TODAY! I would...

Sep 25, 2020 • GenesisAI Webinar on Youtube! I had a pleasure...

Sep 22, 2020 • GenesisAI featured in InvestorPlace! We have...

Sep 18, 2020 • We are thrilled to announce that the premier AI...

Sep 15, 2020 • Our round is filling up faster! Average weekly...

Sep 11, 2020 • GenesisAI featured in Business Insider and...

Sep 7, 2020 • We reached 300 investors! Over $250k committed!...

Sep 3, 2020 • GenesisAI is proud to announce that RebootAI...

Aug 16, 2020 • Hello GenesisAI community! In a short time...

Jun 22, 2020 • Primary offering of 803,858 shares at $3.11

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